Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

REVANCE THERAPEUTICS, INC.

at

$3.10 per share, net in cash, without interest and less any required tax withholding

Pursuant to the Offer to Purchase dated December 12, 2024

by

REBA MERGER SUB, INC.

a wholly-owned subsidiary

of

CROWN LABORATORIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 13, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 12, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Reba Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly-owned subsidiary of Crown Laboratories, Inc., a Delaware corporation (“Crown”), to act as information agent (the “Information Agent”) in connection with Merger Sub’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Revance Therapeutics, Inc., a Delaware corporation (“Revance”), at a purchase price of $3.10 per Share, net to the stockholder in cash, without interest and less any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2024 (the “Offer to Purchase”) and in the related Letter of Transmittal, dated December 12, 2024 (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer and the Merger (as defined below) are not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal (including Internal Revenue Service Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. Revance’s Solicitation/Recommendation Statement on Schedule 14D-9.

5. A return envelope addressed to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”).

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute past 11:59 P.M., Eastern Time, on January 13, 2025 (the “Expiration Time”), unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the A&R Merger Agreement (as defined below), in which case the term “Expiration Time” means such subsequent time on such subsequent date. Merger Sub is not providing for guaranteed delivery procedures. Therefore, Revance stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depositary Trust Company (“DTC”), which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. Revance stockholders must tender their Shares in accordance with the procedures set forth in the Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by DTC after the Expiration Time will be disregarded and of no effect.

The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated December 7, 2024 (as it may be amended from time to time, the “A&R Merger Agreement”), by and among Revance, Crown and Merger Sub. The A&R Merger Agreement amends, restates and supersedes the Agreement and Plan of Merger, dated as of August 11, 2024, by and among Revance, Crown and Merger Sub. Pursuant to the A&R Merger Agreement, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Revance pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the A&R Merger Agreement, with Revance continuing as the surviving corporation and becoming a wholly owned subsidiary of Crown (the “Merger”).

The Board of Directors of Revance unanimously (i) determined that the A&R Merger Agreement, providing for the Offer and the Merger in accordance with Section 251(h) of the DGCL upon the terms and subject to the conditions set forth in the A&R Merger Agreement, and the Transactions contemplated by the A&R Merger Agreement are advisable and in the best interests of Revance and Revance’s stockholders; (ii) approved the execution and delivery of the A&R Merger Agreement by Revance, the performance by Revance of its covenants and other obligations thereunder, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that Revance’s stockholders tender their Shares to Merger Sub pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL.

For Shares to be properly tendered to the Merger Sub pursuant to the Offer, the Depositary must be in timely receipt of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time.

Neither Crown nor Merger Sub will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary will not be obligated to pay stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer, except as otherwise provided in Section 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

Very truly yours,

GEORGESON LLC

Nothing contained herein or in the enclosed documents shall render you, the agent of Merger Sub, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: (866) 461-7054

Via Email: Crownlabs@georgeson.com

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